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                                                                       Ex-23.(c)

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 4, 2000 with respect to the consolidated financial statements of the TIAA Real Estate Account and the related financial statement schedule in the Post Effective Amendment No. 6 to the Registration Statement (Form S-1 No. 333-22809) and the related Prospectus of TIAA Real Estate Account for the offer and sale of interests in the TIAA Real Estate Account, a variable option offered through certain TIAA annuity contracts.

We also consent to the reference therein of our reports dated March 26, 1999, July 21, 1999 and August 11, 1999 with respect to the (i) statement of revenues and certain expenses of The Colorado for the year ended December 31, 1997, (ii) statement of revenues and certain expenses of 88 Kearny Street for the year ended December 31, 1998, and (iii) statement of revenues and certain expenses of Larkspur Courts Apartments for the year ended December 31, 1998, respectively.

We also consent to the use of our report on Teachers Insurance and Annuity Association of America ("TIAA") dated March 9, 2000 included in the Post Effective Amendment No. 6 to the Registration Statement (Form S-1 No. 333-22809). Such report expresses our opinion that TIAA's statutory-basis financial statements present fairly, in all material respects, the financial position of TIAA at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with statutory accounting practices prescribed or permitted by New York State Insurance Department and not in conformity with generally accepted accounting principles.

                                            /s/ Ernst & Young LLP


New York, New York
April 26, 2000